EMPLOYMENT AGREEMENT


    This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of __________ ___, 2006, by and between Bouldin
Corporation, a Delaware corporation (the "Company" or "Employer"), and Timothy S. Hill, a resident of the State of Tennessee ("Executive").

                                       RECITALS:

    WHEREAS, Executive and the Company are entering into this Agreement to describe the terms of Executive's employment by the Company.

                                   AGREEMENT:

           NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein and other good and valuable consideration set forth hereafter, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company hereby agree as follows:

    Section 1. Effective Time. This Agreement shall become effective upon the date of this Agreement (the "Agreement Date"). Executive's salary will remain at Two Hundred Ten Thousand dollars ($210,000) until Seven and a half Million Dollars ($7,500,000) is raised in the private placement offerings at that time the salary increase stated herein will occur. Until such time as this Agreement becomes effective, Executive shall continue in the employ of Bouldin Tennessee in accordance with the terms and conditions previously agreed by Executive and Bouldin Tennessee. Without limiting the generality of the preceding sentence, Bouldin Tennessee shall continue to pay Executive a base salary of $210,000 per year.

    Section 2. Services to be Provided.

    (a) Duties and Responsibilities. Executive is hereby employed as the President and Chief Operations Officer of the Company. Subject to the direction and supervision of the Board of Directors of the Company (the "Board of Directors"), Executive shall perform such duties as are customarily associated with the offices of President and Chief Operations Officer. Executive's principal base of operations for the performance of his duties hereunder shall be the offices of the Company to be established by Executive on behalf of the Company in the Brentwood, Tennessee area (the "Brentwood Office"). Executive shall have the discretion to determine all terms and conditions related to the establishment and maintenance of the Brentwood Office, subject to the approval of the Board of Directors. The Company shall provide Executive with a full-time administrative assistant at the Brentwood Office. Such administrative assistant shall be hired by Executive on such terms and conditions as he shall determine, subject to the approval of the Board of Directors.

    (b) Appropriate Business Attention. Executive agrees to devote his appropriate time and attention to the business and affairs of the Company.

    Section 3. Compensation. In consideration of the services provided hereunder by Executive to the Company, the Company, during the Term, shall pay Executive the compensation and provide to Executive the benefits described below.

     (a) Base Salary. The Company shall pay Executive an annual salary (the "Base Salary") of Four Hundred Thousand ($400,000) through the first anniversary of the Agreement date, a Base Salary of Five Hundred Thousand ($500,000) beginning on the day following the first anniversary of the Agreement Date and continuing through the second anniversary of the Agreement Date, and a Base Salary of Six Hundred Thousand ($600,000) beginning the day following the second anniversary of the Agreement
Date and continuing through the end of the Term; provided, however, that until such time as the Company raises in total $7.5million or more in one or more offerings of debt or equity, Executive's Base Salary shall be $210,000. Executives Base Salary shall be, subject to increase from time to time in the sole discretion of the Board of Directors or a duly authorized committee thereof. The Company shall pay the Base Salary in arrears in equal installments in accordance with the Company's payroll policy in effect from time to time, but in no event shall the Company pay Executive such installments less frequently than monthly.

    (b) Restricted Stock Award. On October 23, 2006, the Company shall issue to Executive One Million Two hundred Thousand (1,200,000) restricted shares of common stock pursuant to a Restricted Stock Agreement in substantially the form attached hereto as Exhibit A.

    (c)   Car Allowance.   The Company shall reimburse Executive for
automobile expenses incurred in connection with the performance of his duties hereunder based on the mileage rates published form time to time by the Internal Revenue Service.

    (d)   Vacation, Etc.  For each calendar year during the Term:

        (i) Executive shall be entitled to four weeks of vacation, prorated for any partial year. Unused vacation time may not be carried over to any succeeding year.

        (ii) Executive shall be entitled to thirty (30) business days of paid medical leave. For purposes hereof, such leave shall be available only with respect to injuries or illness that prevent Executive from performing services hereunder or with respect to injuries to or illness of Executive's spouse, children or parents.

        (iii) Executive shall be entitled to five (5) business days of paid leave for purposes of attending continuing professional education programs. The Company shall pay reasonable costs and expenses for Executive to attend such programs.

    (e) Other Benefits. The Company shall include Executive in all employee benefit plans (such as, by way of example, health insurance plans and 401(k) plans) as are offered for the general benefit of the Company's employees, subject to the provisions of such plans as may be in effect from time to time, and Executive will be entitled to the same holidays as observed by the Company's employees of similar seniority and responsibilities in accordance with policies established by the Company from time to time.

    (f) Expense Reimbursement. The Company shall reimburse Executive for all reasonable business expenses actually incurred by Executive in connection with the performance of Executive's obligations hereunder, subject to policies of the Company relating to reimbursement, including, without limitation, any requirement for the itemization of such expenses and submission of receipts in connection therewith. Without limiting the generality of the foregoing, Executive, in his discretion, shall be entitled to fly first or business class on all flights, whether international or domestic, and receive full reimbursement hereunder. In addition to the foregoing, Executive shall also be entitled to reimbursement for reasonable costs and expenses (including reasonable attorneys' fees) related to the preparation and negotiation of this Agreement.

    (g) Taxes. All payments made by the Company under this Agreement will be subject to withholding of such amounts as isrequired pursuant to any applicable law or regulation.

    Section 4. Term. The term of this Agreement shall commence as of the Agreement Date and will continue until October 31, 2009 (the "Term"), unless earlier terminated pursuant to Section 5 of this Agreement. Thereafter, this Agreement and Executive's employment by the Company hereunder may be renewed only upon the written agreement of the Company and Executive.

    Section 5. Termination of Employment.

    (a) Termination by the Company for Cause. The Company may terminate Executive's employment at any time for Cause upon written notice to Executive. Upon such termination, the Company shall have no further obligation to make payments under this Agreement, other than accrued salary and benefits through the effective date of termination of employment. For purposes hereof, "Cause" means any of the following:

        (i) Executive's act of fraud, misappropriation, embezzlement, or dishonesty with respect to the Company;

        (ii) indictment of Executive for any crime that is a felony or involves moral turpitude, fraud, embezzlement or theft;

        (iii) Executive's negligence or act of misconduct in the performance of his duties which is not remedied within thirty
    (30) days following receipt of written notice thereof from the Company; or

        (iv) Executive's breach of any other provision of this Agreement or deviation from any other lawful policy of, or instruction from, the Company which is not remedied within thirty (30) days following receipt of written notice thereof from the Company.

    (b) Termination Due to Death of Executive. The Company's employment of Executive shall immediately terminate upon the death of Executive, and the Company shall thereupon have no further obligation to make payments under this Agreement, other than accrued salary and benefits through the date of Executive's death.

    (c) Termination Due to Disability of Executive. The Company may terminate Executive's employment at any time following Executive's Disability upon written notice to Executive. Likewise, Executive may terminate his employment at any time following his Disability upon written notice to the Company. Upon any termination of Executive's employment hereunder, the Company shall have no further obligation to make payments under this Agreement, other than (i) accrued salary and benefits through the effective date of termination of employment, and
(ii) a lump sum payment equal to one year's Base Salary (determined at the time notice of termination is provided) (the "Severance Payment").
The Severance Payment shall be made within thirty (30) following termination of Executive's employment; provided, however, that if at the time of such termination Executive is a "specified employee" of the Company (as determined under Section 409A of the Internal Revenue
Code of 1986, as amended), the Severance Payment shall be made six months and one day following termination. For purposes of this Agreement, "Disability" shall occur if the Company determines (in accordance with applicable law) that Executive has been unable, due to physical or mental illness or incapacity, to perform the essential duties of his employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred twenty (120) days during any consecutive 12-month period; provided, however, that in the event the Company maintains disability insurance covering Executive, such time periods shall be consistent with the comparable time periods set forth in the applicable policy(ies).

    (d) Termination by Executive for Good Reason. Executive may terminate his employment with the Company at any time for Good Reason.
Upon any such termination, the Company shall have no further obligation to make payments under this Agreement, other than (i) accrued salary and benefits through the effective date of termination of employment, and (ii) the Severance Payment. The Severance Payment shall be made in accordance with Section 5(c) above. For purposes of this Agreement, "Good Reason" means (A) any change in Executive's responsibilities, status, title or duties that represents a reduction in his responsibilities, status, title or duties immediately prior thereto or any assignment to Executive of any additional responsibilities, status, title or duties; (B) any reduction in Executive's compensation or benefits; or (C) any material breach by the Company of this Agreement; provided that upon the occurrence of any of the events described in clauses (A) through (C), Executive shall provide written notice thereof to the Company, and the Company shall have thirty (30) days following receipt of such notice within which to cure such event.

    (e) Termination by the Company Other Than for Cause or Upon Death or Disability. The Company may terminate Executive'semployment other than for Cause or upon Executive's death or Disability upon at least thirty (30) days' written notice to Executive. Upon any such termination, the Company shall have no further obligation to make payments under this Agreement, other than (i) accrued salary and benefits through the effective date of termination of employment, and (ii) the Severance Payment. The Severance Payment shall be made in accordance with Section 5(c) above.

    (f) Termination by Executive Other Than Upon Disability or for Good Reason. Executive may voluntarily terminate his employment other than upon his Disability or for Good Reason upon at least thirty (30) days' written notice to the Company. Upon any such termination, the Company shall have no further obligation to make payments under this Agreement, other than accrued salary and benefits through the effective date of termination of employment.

    Section 6.  Confidentiality; Intellectual Work Product.

    (a) Confidentiality. Except in connection with Executive's performance of his duties under this Agreement, Executive shall not disclose any Confidential Information nor shall Executive use such information for his direct or indirect benefit, or the direct or indirect benefit of any third party. Executive's obligation of confidentiality shall not apply with respect to disclosures of Confidential Information compelled in any legal, administrative or investigative proceeding before any court, or any governmental or regulatory authority, agency or commission; provided, that Executive shall notify the Company thereof and cooperate with the Company to obtain a protective order or other similar determination with respect to such information. Executive acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company. For purposes of this Agreement, "Confidential Information" means any information relating to the business or affairs of the Company, including, without limitation, information relating to: (i) marketing or distribution data; (ii) business methods, plans and efforts; (iii) personnel data; (iv) courses of dealings or contracts with actual or potential customers, vendors, distributors and suppliers; (v) financial statements; and (vi) servicing methods, equipment, programs, analyses or profit margins. Failure to mark information as confidential or proprietary will not adversely affect its status as Confidential Information.

    (b)   Intellectual Work Product.

        (i) Executive hereby acknowledges that all writings, documents, inventions, processes, products, methods, discoveries, computer programs or instructions (whether in source code, object code or other form), plans, customer lists, memoranda, tests, research, designs, specifications, models, data, diagrams, flow charts, techniques and similar or dissimilar intellectual work product (whether reduced to a written form or otherwise) that Executive may make, conceive, discover or develop, either solely or jointly with any other person, at any time while employed by the Company (the "Employment Period"), whether or not copyrightable or patentable, whether conceived or developed during working hours or at the Company's offices or at any other time or location, and whether upon the request or suggestion of the Company or otherwise, that relate to or may in any way be useful in connection with any business carried on by the Company during the Employment Period (collectively, the "Intellectual Work Product") is and will be the Company's sole
    and exclusive property.   Executive shall promptly and fully
    disclose to the Company all of the Intellectual Work Product. Executive acknowledges that all Intellectual Work Product that is copyrightable will be considered a work made for hire under United States copyright laws.

        (ii) To the extent that any copyrightable Intellectual Work Product may not be considered a work made for hire under United States copyright laws, or to the extent that, notwithstanding the provisions of paragraph (i) of this Section 6(b), Executive retains an interest in any Intellectual Work Product that is not copyrightable, Executive hereby irrevocably assigns and transfers to the Company any and all right, title and interest that Executive may have in and to the Intellectual Work Product under copyright, patent, trade secret and trademark law and any other laws providing for the protection of intellectual or industrial property or similar rights in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall have the exclusive right to obtain and hold in its name all copyrights, patents, trade secrets, trademarks, and other intellectual or industrial property or similar rights with respect to the Intellectual Work Product.

    Section 7. Indemnification. The Company shall indemnify the Executive to the fullest extent that would be permitted by applicable law (including a payment of expenses in advance of final disposition of a proceeding) as in effect at the time of the subject act or omission, or by the Certificate of Incorporation or Bylaws of the Company as in effect at such time, or by the terms of any indemnification agreement between the Company and the Executive, whichever affords greatest protection to the Executive, and the Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its officers or, during the Executive's service in such capacity, directors (and to the extent the Company maintains such an insurance policy or policies, in accordance with its or their terms to the maximum extent of the coverage available for any company officer or director), against all costs, charges and expenses whatsoever incurred or sustained by the Executive (including but not limited to any judgment entered by a court of law) at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which the Executive may be made a party by reason of his being or having been an officer or employee of the Company, or serving as an officer or employee of an affiliate of the Company, at the request of the Company.

    Section 8. Representation by Counsel. Each of the Company and Executive was represented by counsel in connection with the preparation and negotiation of this Agreement. Following execution of this Agreement, counsel for Executive, Sherrard & Roe, PLC ("Sherrard & Roe"), may become counsel to the Company. If thereafter there arises a dispute between the Company and Executive, then regardless of the origin or nature of such dispute, the Company agrees that Sherrard & Roe may represent Executive in connection therewith and agrees further to waive any conflict related to Sherrard & Roe's representation of the Company.

    Section 9. Miscellaneous.

    (a) Entire Agreement; Amendments; Survival. This Agreement contains the entire understanding of the parties with respect to employment of Executive by the Company. It merges and supersedes all prior and/or contemporaneous agreements and understandings between the parties, written or oral, with respect to its subject matter and there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter hereof other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by all parties or their respective heirs, successors, assigns or legal personal representatives. The provisions of Sections 6 through 9 hereof and any provision(s)s herein related to the Severance Payment shall survive termination for any reason or expiration of this Agreement for the period described or referenced in each such Section or, if no period is described or referenced in such Section, indefinitely.

    (b) Assignment. Executive acknowledges that the services to be rendered by him are unique and personal in nature. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

    (c) Disclosure. Executive acknowledges that the Company may provide a copy of this Agreement or any portion of this Agreement to any Person with, through or on behalf of which Executive may, directly or indirectly, breach or threaten to breach any of the provisions of this Agreement.

    (d) Attorneys' Fees. In any action brought hereunder or in connection with the transactions contemplated herein, the non-prevailing party shall pay the prevailing party's reasonable attorneys' (and paralegals') fees and expenses incurred in prosecuting or defending such action.

    (e) Governing Law; Forum; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. This Agreement and its subject matter have substantial contacts with Tennessee, and all actions, suits, or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in Rutherford County, Tennessee, or in the Federal District Court having jurisdiction over that county. In any such action, suit, or proceeding, such court shall have personal jurisdiction of all of the parties hereto, and service of process upon them under any applicable statutes, laws, and rules shall be deemed valid and good.

    (f) Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or the application of that provision to any other person or circumstance, and this Agreement shall then be construed in that jurisdiction as if such invalid, illegal or unenforceable provision had not been contained in this Agreement, but only to the extent of such invalidity, illegality or unenforceability.

    (g) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

    (h) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given and received when (a) delivered by hand (with confirmation of receipt), (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) received by the addressee, if sent by certified mail, return receipt requested, or (d) received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses or facsimile numbers set forth below each party's signature hereto (or to such other addresses or facsimile numbers as a party may designate by notice to the other parties).

              (remainder of page intentionally left blank)

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by themselves or their duly authorized representatives. This Agreement shall be effective as of the time set forth in Section 1 hereof.


EMPLOYEE:


Printed Name:            Timothy S. Hill
Address:

Facsimile No.:


COMPANY:

BOULDIN CORPORATION

By:
Title:
Address:


Facsimile No.: